Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cardtronics, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-149245,  333-168804, and 333-149244) and Form S-3 (No. 333-187229) of Cardtronics, Inc. of our reports dated February 18, 2014, with respect to the consolidated balance sheets of Cardtronics, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Cardtronics, Inc.

Our report dated February 18, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, contains an explanatory paragraph that states Cardtronics, Inc. acquired Cardpoint Limited (“Cardpoint”) during 2013, and management excluded from its assessment of the effectiveness of Cardtronics Inc.’s internal control over financial reporting as of December 31, 2013, Cardpoint’s internal control over financial reporting associated with 21% of total gross assets (of which 15% represents goodwill and intangibles included within the scope of the assessment) and total revenues of 5% included in the consolidated financial statements of Cardtronics, Inc. as of and for the year ended December 31, 2013. Our audit of internal control over financial reporting of Cardtronics, Inc. also excluded an evaluation of the internal control over financial reporting of Cardpoint.

/s/ KPMG LLP

Houston, Texas
February 18, 2014